Exhibit 10.2

INDEPENDENT CONSULTING AGREEMENT

     This Independent Consulting Agreement (“Agreement”, effective as of November 12, 2009 (“Effective Date”) is entered into by and between Assure Data, Inc. (herein referred to as the “Client”) and Halter Capital Corporation (herein referred to as the “Consultant”).

RECITALS

     WHEREAS, Client is interested in the services to be provided by the Consultant; and

     WHEREAS, Client desires to engage the services of Consultant to help Client in the execution of it’s business plan;

     NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.

Term of Consultancy. Client hereby agrees to retain Consultant to act in a consulting capacity to the Client , and the Consultant hereby agrees to provide services to the Client commencing immediately and ending (6) months after the date herein.

2.

Duties of Consultant. Consultant agrees that it will generally provide the following services, which shall include but not be limited to the services listed below, during the term specified in Section 1, above.

a.

Consultant shall advise and reasonable assist the Client in a possible restructuring of, merger of and/or acquisition of additional companies and/or divisions or the Company and/or a change of business; and

b.	Interact and coordinate with legal professionals with respect to all actions necessary in order to become a Publicly held Company; and

c.	Advise the Client on matters related to its efforts to communicate with shareholders, potential investors and the general brokerage community; and

d.	Provide Client with such additional consulting services as may be reasonably requested, to the extend Consultant has both the expertise and legal right to render such services; and

e.	Assist in Filing via the Edgar system all required 10-Q’s and 10-K filings with the Securities and Exchange Commission on behalf of the Company; and

f.	Assist in analyzing and evaluating the business, operations and financial position of the company.

3.	Compensation. For undertaking this engagement, and for other good and valuable consideration, Client agrees to pay Consultant $220,000 within 1 day of the execution of this Agreement.

4.	Expenses. Consultant agrees to pay for all of its own expenses, but not including extraordinary items which items shall be approved in advance in writing by Client.

5.

Indemnification. Client warrants and represents that all oral communications, written documents or materials furnished to Consultant with respect to financial affairs, operations, and strategic planning of the Client are accurate in all material respects and Consultant may rely upon the accuracy thereof without independent investigation.

6.

Status as Independent Contractor. Consultant’s engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Client. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Neither the Client nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

7.

Attorney’s Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

8.	Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

9.

Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address provided to the other party.

10.

Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing duly signed by the signatories to this Agreement. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.

Entire Agreement. This Agreement constitutes the entire agreement between the parties, pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings in connection with the subject matter hereof.

12.

Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of the State of Texas without regard to its conflicts principles and the parties to this Agreement specifically consent to the jurisdiction of the courts of the State of Texas over any action arising out of or related to this Agreement.

13.

Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

14.	Survival. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the termination of this Agreement.

15.

Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Client:

Assure Data, Inc.

By: /s/ Terry Harris

Name: Terry Harris

Title: President

Consultant:
Halter Capital Corporation

By: /s/ Kevin B. Halter

Name: Kevin B. Halter

Title: President